Exhibit 99.5

Consent of Morgan Stanley & Co. LLC
We hereby consent to the use in the Registration Statement of Cloudera, Inc. on Form S-4 and in the Joint Proxy Statement/Prospectus of Cloudera, Inc. and Hortonworks, Inc., which is part of the Registration Statement, of our opinion dated October 3, 2018 appearing as Annex B to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading “Summary—The Merger”, “The Merger—Background of the Merger”, “The Merger—Cloudera’s Reasons for the Merger; Recommendation of the Cloudera Board” and “The Merger—Opinion of Cloudera’s Financial Advisor”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Michael F. Wyatt
Name:	Michael F. Wyatt
Title:	Managing Director

New York, New York
November 2, 2018